Press Release	Source: Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies Reports Efficacy of Ecaflo Anolyte Solutions on Botrytis Fungus That Plagues the Wine Industry

Wednesday March 23, 9:00 am ET

LITTLE RIVER, S.C.--(BUSINESS WIRE)--March 23, 2005--Integrated Environmental Technologies, Ltd. (OTCBB: IEVM - News) of Little River, South Carolina, in conjunction with its research partners at Coastal Carolina University, today announces the conclusion of research on isolated pure cultures of the Botrytis fungus, acquired from a vineyard in Sonoma County, California. The efficacy of anolyte solutions on the Botrytis fungus was proven in controlled lab experiments at Coastal Carolina University.

Dr. Valgene Dunham, Professor of Biology at CCU and a director of IEVM, stated, "Incubation of the fungus in sterile culture in the presence of anolyte solution at concentrations of 40 ppm FAC destroyed the fungus." In addition it was reported, "There was no growth of the fungus on agar plates or in nutrient broth following treatment with IET's anolyte at concentrations of 40 ppm FAC and higher." These positive results are being distributed throughout the wine industry, which is a primary target market for IEVM's EcaFlo(TM) equipment.

Mr. "Bill" Prince, IEVM President and CEO, concluded, "This development continues to move the company's anolyte-producing EcaFlo(TM) devices into environmentally-safe fungus control applications for the wine industry."

Forward-Looking Statements: The statements in this press release regarding the outcome of research, future opportunities and any other effect, result or aspect of the operational device and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the testing of the devices, results of the tests, applicability of the Company's technology, costs, delays, and any other difficulties related to the Company's business plan, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, marketability of the Company's EcaFlo(TM) equipment, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Integrated Environmental Technologies, Ltd.

William E. Prince, 843-390-2500

www.ietltd.net

Source: Integrated Environmental Technologies, Ltd.